Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA

The following unaudited pro forma financial data gives effect to our acquisition in November 2005 of 6 hotels from Independent Property Operators of America, LLC.

The unaudited pro forma financial statement of operations for the year ended December 31, 2005 gives effect to the transaction as if it had occurred as of January 1, 2005.

The unaudited pro forma financial data and related notes are presented for informational purposes only and do not purport to represent what our results of operations would actually have been if the transactions had in fact occurred on the dates discussed above. They also do not project or forecast our results of operations for any future date or period.

We believe that the pro forma information is useful to better understand the ongoing operations and financial performance during the periods presented.

The unaudited pro forma financial data should be read together with our historical consolidated and combined financial statements and related notes included elsewhere in our Form 10-K for the fiscal year ended December 31, 2005 and with the information set forth therein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable; however, we cannot assure you that the actual results will not differ from the pro forma information in material and adverse ways.

Supertel Hospitality, Inc. and Subsidiaries

Pro Forma Consolidated Statement of Operations (Unaudited)

(In thousands)

For the Twelve Months Ended December 31, 2005

	Historical Supertel	Acquisition Pro Forma Adjustments		Supertel After Acquisitions Pro Forma Consolidated
REVENUES
Room rentals and other hotel services	$60,537	$9,586	[a]	$70,123
Other	158	—		158

	60,695	9,586		70,281

EXPENSES
Hotel and property operations	42,372	6,430	[a]	48,802
Depreciation and amortization	6,863	1,158	[b]	8,021
General and administrative	2,526	—		2,526

	51,761	7,588		59,349

EARNINGS FROM CONTINUING OPERATIONS BEFORE NET LOSSES ON DISPOSITIONS OF ASSETS, MINORITY INTEREST AND INTEREST EXPENSE	8,934	1,998		10,932

Net losses on dispositions of assets	(2)	—		(2)
Interest expense	(5,959)	(1,906)	[c]	(7,865)
Minority interest	(226)	—		(226)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,747	92		2,839

Income tax benefit	(31)	—		(31)

EARNINGS FROM CONTINUING OPERATIONS	2,778	92		2,870

Dividends to preferred shareholders	(6)	—		(6)

NET EARNINGS FROM CONTINUING OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS	$2,772	$92		$2,864

Weighted average shares outstanding - basic and dilutive	12,062			12,062

Net earnings from continuing operations per share	$0.23			$0.24

See accompanying notes to Pro Forma Consolidated Statement of Operations

Supertel Hospitality, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statement of Operations

for the Year Ended December 31, 2005

(Unaudited)

(dollar amounts are in thousands, except per share amounts)

The pro forma statement of operations reflects the acquisition of six hotels from Independent Operators of America, LLC. The information presented represents the activity for these acquired properties from and including January 1, for the year presented to, but not including, the date of our acquisition.

(a)	Reflects the operations of the six hotels using unaudited financial statements obtained from the sellers for the period beginning January 1, 2005, to but not including, the date of our acquisition and adjusting those numbers for specific verifiable and continuing changes in operating expenses.

	For the Twelve Months Ended December 31, 2005
	Historical	Adjustments		Pro Forma Adjustments
Room rentals and other hotel services	$9,586			$9,586

Hotel and property operations:	$6,637	(98)	(i)

		(133)	(ii)
		24	(iii)	$6,430

(i)	To reflect the cost reductions resulting from the elimination of an excess administrative position.
(ii)	The company’s insurance coverage for the six hotels would cost less than that previously charged to the properties by the sellers.
(iii)	To increase the cost of the franchise fees by .25% in accordance with new franchise agreements.

(b)	To reflect pro forma depreciation and amortization based on the depreciable basis of the company’s actual acquisition cost.

(c)	To reflect interest expense, including amortization of deferred financing costs related to the $14,830 long-term mortgage note payable, at 5.97% per annum, $6,123 of assumed mortgage note payable at 7.41% per annum, $3,000 of an interest-free seller note ($2,831 using an imputed interest rate of 5.97%) and borrowings from the company’s revolving credit facilities for $8,894 at 7.25% per annum.